                                          Exhibit 99.1

CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com

Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES THIRD QUARTER RESULTS
JetBlue reports record net income

New York, NY (October 29, 2013) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2013:

•	Operating income for the quarter was $152 million, resulting in a 10.5% operating margin. This compares to operating income of $113 million and an 8.6% operating margin in the third quarter of 2012.

•	Pre-tax income for the quarter was $119 million. This compares to pre-tax income of $73 million in the third quarter of 2012.

•	Net income for the third quarter was $71 million, or $0.21 per diluted share. This compares to JetBlue’s third quarter 2012 net income of $45 million, or $0.14 per diluted share.

“We are pleased to report our highest ever quarterly earnings and our fourteenth consecutive quarter of profitability,” said Dave Barger, JetBlue's CEO. “These results reflect the success of our network strategy in high value geography and our focus on offering customers a differentiated product while maintaining competitive costs. I would like to thank our 15,000 crewmembers for their hard work and continued dedication to serving our 30 million customers.”

Operational Performance

JetBlue reported record third quarter operating revenues of $1.4 billion. Revenue passenger miles for the third quarter increased 5.4% to 9.56 billion on a capacity increase of 5.1%, resulting in a third quarter load factor of 85.0%, an increase of 0.2 points year over year.

Yield per passenger mile in the third quarter was 13.83 cents, up 5.1% compared to the third quarter of 2012. Passenger revenue per available seat mile (PRASM) for the third quarter 2013 increased 5.4% year over year to 11.75 cents and operating revenue per available seat mile (RASM) increased 5.0% year over year to 12.82 cents.

“Our record revenue results demonstrate the strength of our network in our hometown of New York and throughout the rest of our core network,” said Robin Hayes, JetBlue’s Chief Commercial Officer. “We are also very pleased with the success of our focused growth strategy in Boston, Fort Lauderdale and the

Caribbean & Latin America. The combination of our strong brand and unique JetBlue Experience once again allowed JetBlue to generate a revenue premium versus our competitors in many of our key markets.”

Operating expenses for the quarter increased 8.1%, or $95 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the third quarter increased 2.8% year over year to 11.47 cents. Excluding fuel and profit sharing, CASM increased 4.9% to 6.95 cents.

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. During the third quarter JetBlue hedged approximately 29% of its fuel consumption and managed approximately 14% of its fuel consumption using fixed forward price agreements (FFPs), resulting in a realized fuel price of $3.14 per gallon, a 1.1% decrease over third quarter 2012 realized fuel price of $3.17. JetBlue recorded $3 million in losses on fuel hedges that settled during the third quarter.

JetBlue has managed approximately 39% of its fourth quarter projected fuel requirements using a combination of FFPs, collars, swaps and call options. Based on the fuel curve as of October 24th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.03 in the fourth quarter.

Balance Sheet Update
JetBlue ended the third quarter with approximately $954 million in unrestricted cash and short term investments. In addition, JetBlue maintains a $200 million line of credit and a revolving credit facility for up to $350 million.
“We remain focused on strengthening the balance sheet,” said Mark Powers, JetBlue’s Chief Financial Officer.  “We believe strong cash from operations will allow us to continue to grow sustainably as we increase our asset base and continue paying down debt, enhancing long term shareholder value.”

Fourth Quarter and Full Year Outlook
For the fourth quarter of 2013, CASM is expected to be between negative 1.0% and positive 1.0% compared to the year-ago period. Excluding fuel and profit sharing, CASM in the fourth quarter is expected to be between negative 0.5% and positive 1.5% year over year.

CASM for the full year is expected to increase between 1.0% and 3.0% over full year 2012. Excluding fuel and profit sharing, CASM in 2013 is expected to increase between 2.5% and 4.5% year over year.

Capacity is expected to increase between 7.0% and 9.0% in the fourth quarter and to increase between 5.5% and 7.5% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 29, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
As New York's Hometown AirlineTM and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan, JetBlue carries approximately 30 million customers a year to 79 cities in the US, Caribbean and Latin America with more than 750 daily flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. JetBlue's fleet totals 190 aircraft, comprising 130 Airbus A320s, 1 Airbus A321 and 59 EMBRAER 190s. Upcoming destinations include Detroit, Mich., Savannah, Ga., and Worcester, Mass. as well as Port-au-Prince, Haiti; Port of Spain, Trinidad and Tobago; and Lima, Peru, subject to receipt of government approval. For more information please visit JetBlue.com.
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2013	2012			2013	2012
OPERATING REVENUES
Passenger	$1,321	$1,194	10.8		$3,729	$3,461	7.8
Other	121	114	6.1		347	327	5.9
Total operating revenues	1,442	1,308	10.4		4,076	3,788	7.6
OPERATING EXPENSES
Aircraft fuel and related taxes	501	481	4.2		1,433	1,364	5.1
Salaries, wages and benefits	283	262	8.0		842	782	7.7
Landing fees and other rents	81	73	11.8		231	211	9.6
Depreciation and amortization	73	66	12.6		212	190	12.1
Aircraft rent	32	32	(1.4)		97	98	(2.1)
Sales and marketing	60	51	16.8		163	152	7.4
Maintenance materials and repairs	109	85	28.0		334	258	29.5
Other operating expenses	151	145	4.2		451	401	12.5
Total operating expenses	1,290	1,195	8.1		3,763	3,456	8.9
OPERATING INCOME	152	113	34.8		313	332	(5.8)
Operating margin	10.5%	8.6%	1.9	pts.	7.7%	8.8%	(1.1)	pts.
OTHER INCOME (EXPENSE)
Interest expense	(40)	(44)	(8.9)		(123)	(133)	(7.8)
Capitalized interest	4	2	95.5		11	6	96.2
Interest income and other	3	2	18.7		1	3	(71.1)
Total other income (expense)	(33)	(40)	(15.2)		(111)	(124)	(10.7)
INCOME BEFORE INCOME TAXES	119	73			202	208
Pre-tax margin	8.2%	5.6%	2.6	pts.	4.9%	5.5%	(0.6)	pts.
Income tax expense	48	28			81	81
NET INCOME	$71	$45			$121	$127
EARNINGS PER COMMON SHARE:
Basic	$0.25	$0.16			$0.43	$0.45
Diluted	$0.21	$0.14			$0.38	$0.39
Weighted average shares outstanding (thousands):
Basic	280,935	282,880			280,443	282,196
Diluted	343,745	344,792			342,918	343,804

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
	2013	2012		2013	2012
Revenue passengers (thousands)	8,059	7,747	4.0	23,112	21,938	5.4
Revenue passenger miles (millions)	9,561	9,075	5.4	27,182	25,480	6.7
Available seat miles (ASMs) (millions)	11,252	10,704	5.1	32,133	30,201	6.4
Load factor	85.0%	84.8%	0.2 pts	84.6%	84.4%	0.2 pts
Aircraft utilization (hours per day)	12.2	12.4	(1.2)	12.1	11.9	1.2

Average fare	$164.02	$154.04	6.5	$161.37	$157.73	2.3
Yield per passenger mile (cents)	13.83	13.15	5.1	13.72	13.58	1.0
Passenger revenue per ASM (cents)	11.75	11.15	5.4	11.61	11.46	1.3
Operating revenue per ASM (cents)	12.82	12.21	5.0	12.68	12.54	1.1
Operating expense per ASM (cents)	11.47	11.16	2.8	11.71	11.44	2.4
Operating expense per ASM, excluding fuel (cents)	7.02	6.67	5.3	7.25	6.93	4.7
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	6.95	6.63	4.9	7.23	6.89	4.9
Airline operating expense per ASM (cents) (b)	11.33	10.99	3.1	11.57	11.30	2.4

Departures	74,206	69,925	6.1	211,701	199,538	6.1
Average stage length (miles)	1,085	1,094	(0.9)	1,088	1,084	0.4
Average number of operating aircraft during period	187.1	175.0	6.9	183.5	172.6	6.3
Average fuel cost per gallon	$3.14	$3.17	(1.1)	$3.16	$3.21	(1.6)
Fuel gallons consumed (millions)	160	152	5.4	454	425	6.8
Full-time equivalent employees at period end (b)				12,124	11,797	2.8

(a) Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measure.
(b) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	September 30,	December 31,
	2013	2012
	(unaudited)
Cash and cash equivalents	$373	$182
Total investment securities	667	685
Total assets	7,444	7,070
Total debt	2,842	2,851
Stockholders' equity	2,018	1,888

SOURCE: JetBlue Airways Corporation

NON-GAAP FINANCIAL MEASURES (a)
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING
(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,290	11.47	$1,195	11.16	$3,763	11.71	$3,456	11.44
Less: Aircraft fuel and related taxes	501	4.45	481	4.49	1,433	4.46	1,364	4.51
Operating expenses, excluding fuel	789	7.02	714	6.67	2,330	7.25	2,092	6.93
Less: Profit sharing	7	0.07	4	0.04	7	0.02	11	0.04
Operating expense, excluding fuel & profit sharing	782	6.95	710	6.63	2,323	7.23	2,081	6.89
(a) Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measures.